CROSSROADS SYSTEMS, INC.

May 8, 2013

Robert C. Sims

                           RE: Separation Offer and General Release

Dear Rob:

In connection with your separation from employment with Crossroads Systems, Inc. (the “Company”) (and any of its subsidiaries) effective May 8, 2013, you are eligible for certain severance benefits. As set forth in the severance benefit plan letter agreement dated as of February 11, 2002 (the “Severance Agreement”) between you and the Company, your eligibility for the benefits set forth in the Severance Agreement is conditioned on your execution of a general release in substantially the form attached to the Severance Agreement. Attached as Exhibit A to this Letter Agreement is a copy of the general release (the “Release”) the Company is requiring you to sign in order to receive the benefits for which you are eligible under the Severance Agreement. As we have discussed, your employment as the President and Chief Executive Officer of the Company has ended effective May 8, 2013 (your “Employment Separation Date”). This Letter Agreement summarizes the separation benefits available to you upon your executing the Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Severance Agreement.

I.             Background. As of the date of your separation from the Company, your annual salary was $275,000 ($22,916.66 monthly), and you had received and held the following option grants listed on Schedule 1 hereto.

II.            Separation Rights and Obligations

A.           Payment of Accrued Salary and Vacation. Within six days of the Employment Separation Date, you will receive your final paycheck for wages and accrued vacation time earned through the Employment Separation Date.

B.            Continuation of Health and Welfare Coverage. If you elect not to sign the Release and accept the health coverage benefits offered to you in the Severance Agreement, your health care coverage will terminate on the Employment Separation Date, in which case you and your dependents shall have the right to elect continuation of applicable medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at your own cost, after the Employment Separation Date.

C.            Reimbursement of Expenses. The Company will reimburse you for actual and reasonable out-of-pocket costs and expenses incurred by you on behalf of the Company prior to the Employment Separation Date, provided that you provide proof of such costs and expenses on the appropriate forms and consistent with Company policies.

D.           Other Agreements and/or Obligations. The Indemnity Agreement and Proprietary Information and Inventions Agreement (“PIIA”) by and between the Company and you will remain in force pursuant to their terms. Pursuant to the terms of your Employment Agreement, effective as of October 13, 2003, in the event that you are no longer the Chief Executive Officer or President of the Company, you are required to resign from the Board of Directors of the Company immediately following such change of status. Accordingly, you have been provided with a resignation letter, which you must sign and return immediately.

III.           Separation Package Pursuant to the Severance Agreement. Because your separation is not a Termination for Cause and is not in connection with a Change in Control, upon signing the Release, you will become eligible for the benefits set forth in Part Two, A(1-3) of the Severance Agreement, which are the benefits available to you in the context of an Involuntary Termination not related to a Change in Control. However, Part Four of the Severance Agreement sets forth special restrictive covenants that would limit the benefits awarded you under Part Two of the Severance Agreement should you, at any time during the one-year period following the Employment Separation Date, take any of the following actions:

(i)     render, anywhere in the United States, any services or provide any advice or assistance to any entity that offers products or services which are or may be competitive with those offered or proposed to be offered by the Company (a “Competing Business”), whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other capacity, without the express prior written consent of the Company. However, nothing in this subpart (i) will limit your making any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise;

(ii)    solicit customers, clients, suppliers, agents or other persons or entities under contract or otherwise associated or doing business with the Company and/or its controlled affiliates to reduce or alter any such association or business with the Company and/or its controlled affiliates on behalf of any Competing Business; and/or

(iii)   solicit any employee or contractor of the Company and/or its controlled affiliates to (a) alter or reduce such relationship with the Company, and/or (b) accept employment, or enter into any consulting arrangement, with any person other than Company and/or its controlled affiliates.

Therefore, unless and until Part Four of the Severance Agreement is invoked and based upon the terms of the Severance Agreement, upon executing the Release, you are eligible for the following benefits:

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A.           Salary Continuation. Twelve months of your monthly base salary (which is $22,916.66 monthly), less all applicable withholdings (your “Salary Continuation”), to be paid to you in the Company’s normal payroll practices.

B.           Immediate Vesting and Exercisability of Stock Options. Each outstanding Option which you hold, to the extent not exercisable for all of the shares of Common Stock subject to that Option as fully vested shares, will immediately vest in full and become exercisable. Such options also shall remain exercisable until the earlier of (i) the expiration of the option term or (ii) the end of the twelve (12)-month period following your Employment Separation Date. As a result of the extension of the post-separation exercise periods for Options outstanding on the date of this Letter Agreement, those Options, to the extent designated as Incentive Options, will no longer be treated as Incentive Options for Federal tax purposes. Instead, such Options will be treated as Non-Statutory Options for Federal tax purposes; and accordingly you will recognize ordinary income upon exercise of such Options. All such income will be subject to applicable income and employment withholding taxes.

C.           Continuation of Health Coverage. Finally, the Company will, at its expense, continue to provide you and your eligible dependents with the Company’s paid portion of health care coverage under the Company’s medical/dental plan until the earlier of (i) the expiration of six months measured from June 1, 2013 or (ii) the first date that you are covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Such Health Care Coverage will be in lieu of any other continued health care coverage to which you or your dependents would otherwise be entitled at your own cost under Code Section 4980B by reason of your termination of employment.

IV.           Laptop Computer/Smartphone. In exchange for your execution of this Letter Agreement and the Release, the Company will agree to allow you to maintain possession of your Company-provided laptop computer and smartphone, although you have agreed to return to the Company any of the Company’s Proprietary Information, as that term is defined in the Company’s PIIA. If requested, you also agree to allow the Company’s Chief Executive Officer, Chairman of the Board or anyone either of them may appoint on behalf of the Company to examine your laptop and smartphone in your presence, and at a mutually agreed location, for any Proprietary Information or any of the Company’s property within five business days of the date hereof. You will be responsible to report any income and pay any taxes associated with the Company’s assignment of these devices to you, and agree to indemnify the Company with respect to the same. If you do not wish to maintain possession of these devices, you must return them immediately, without removing or in any way modifying any of the Company’s Proprietary Information.

V.            Tax Obligations. The Company is not providing you with any tax, legal or financial advice regarding any of the matters covered herein, including but not limited to, your tax obligations under this Letter Agreement or the Release. You are personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received under this Letter Agreement. You shall indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration (including the acceleration of stock vesting) made to you under this Letter Agreement for which withholding is not required.

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VI.           Non-Disparagement.

A.           You shall not, directly or indirectly, disclose, communicate, or publish any disparaging or critical information concerning the Company, its business, financial condition, professional skills or expertise, suppliers, customers or clients, products or services, operations, market position, performance, technology, employees, officers, directors, consultants, representatives, agents, attorneys, accountants or investors, or proprietary or technical information whatsoever, or directly or indirectly cause or encourage others to disclose, communicate, or publish any disparaging or critical information concerning the same.

B.           In further consideration of the promises contained herein, the Company agrees to instruct its current senior officers and the directors of the Company to not, directly or indirectly, disclose, communicate or publish any disparaging critical information concerning you or your performance as the Company’s President and Chief Executive Officer or otherwise as an employee.

C.           Nothing contained in this Section VI is intended to prevent any person from testifying truthfully in any legal proceeding in which such person is under a subpoena or other court order to do so.

VII. Miscellaneous.

A.           This Letter Agreement and the Release are binding on your representatives, heirs, executors, administrators, successors and assigns and upon the Company’s successors and assigns. In any dispute between you and the Company regarding the terms of this Letter Agreement and/or the Release and/or any alleged breach thereof, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute.

B.           You shall not act in any manner that might damage the business of the Company. You shall not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company, provided that nothing herein shall prohibit you from testifying truthfully in any legal proceeding in which you are under a subpoena or other court order to do so.

C.           By signing this Letter Agreement and the Release, you acknowledge that you do not have any Company property (in tangible or electronic form) in your possession, nor have you failed to return any Company property (in tangible or electronic form) to the Company including but not limited to the Company’s Proprietary Information (as defined in the PIIA), all other confidential and proprietary information of the Company, including customer and prospect lists and all other contacts or prospective contacts relating to the Company’s business, computer files, computer discs, documents, notes, correspondence, access cards, keys, credit card, other charge cards, mobile phone, and computer equipment including laptops, smart phone and software (except that the Company has agreed for you to keep your laptop computer and smart phone). You acknowledge that you have not made, and agree that you will not make, or retain a copy of any Company property.

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D.           By signing this Letter Agreement, you may be waiving significant legal rights by signing this agreement, and represent that you have entered into this Letter Agreement voluntarily, after having the opportunity to consult with an attorney of your own choosing, with a full understanding of and in agreement with all of its terms.

E.           This Letter Agreement, together with the Release, including any agreements or documents referred to herein, constitute an integrated, written contract, expressing the entire agreement between the Company and you with respect to the subject matter hereof. In this regard, you represent and warrant that you are not relying on any promises or representations that do not appear in this Letter Agreement or the Release. This Letter Agreement and the Release can be amended or modified only by a written agreement signed by you and the Company.

F.           This Letter Agreement and the Release shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. Any disputes or litigation that may arise with respect to this Letter Agreement and/or the Release shall be brought and prosecuted in Travis County, Texas, and the parties agree to waive any objections to the location of such disputes or litigation, including, but not limited to objections based on forum non conveniens.

G.           It is agreed and understood that monetary damages would not adequately compensate the Company for the breach of this Letter Agreement by you, that this Letter Agreement shall be specifically enforceable by the Company, and that any breach or threatened breach of this Agreement by you shall be the proper subject of a temporary or permanent injunction or restraining order. Further, you waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

H.           If any provision or portion of any provision of this Letter Agreement or the Release is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Release shall not be affected thereby.

I.           The parties agree to take whatever additional actions and execute whatever additional documents that may be necessary or advisable in order to carry out or effect one or more of the obligations provided for in this Letter Agreement or the Release.

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J.           This Letter Agreement and the Release may be executed in separate counterparts and by facsimile and each such counterpart shall be deemed an original with the same effect as if the Company and you signed the same document.

VI.           Conclusion. If you wish to receive the severance benefits available to you pursuant to the Severance Agreement as well as the Additional Benefits being offered to you, please (i) execute this Letter Agreement in the space provided below, and (ii) review the attached Release, execute it, and return it c/o Richard K. Coleman, Jr. at the Company within five (5) days. The Release will be considered “returned” to the Company when you have dated, signed and faxed or delivered it c/o Richard K. Coleman, Jr. at the Company’s office located at 11000 N. MoPac Expressway, Austin, Texas 78759, on or before 5:00 p.m. on the return deadline. Should you desire to fax the executed Release to the Company instead, you should use the following fax number: (512) 349-0304.

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Very truly yours,

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
Name:	Richard K. Coleman, Jr.
Title:	President and Chief Financial Officer

By executing this Letter Agreement, I hereby agree to the provisions hereof, and acknowledge that I am concurrently delivering an executed copy of the Release, without which the Company’s other agreements herein shall be null and void.

ACCEPTED AND ACKNOWLEDGED:

/s/ Robert C. Sims
Robert C. Sims

Schedule 1
Option Grants

Shares Subject to Grant	Price ($)	Option Expiration Date
5,469 (1)	4.56	2/12/2013
7,032 (1)	4.56	2/12/2013
3,907 (2)	7.48	8/21/2013
8,594 (2)	7.48	8/21/2013
14,602 (3)	9.72	9/30/2013
16,649 (3)	9.72	9/30/2013
42,749 (4)	5.32	10/19/2014
19,752 (4)	5.32	10/19/2014
36,000 (5)	3.52	3/31/2016
66,867 (6)	4.48	1/31/2017
62,500 (7)	1.56	8/25/2020
62,500 (8)	1.56	8/25/2020
125,000 (9)	4.75	10/17/2021

(1)	This award was fully vested on February 12, 2007.
(2)	This award was fully vested on August 21, 2007.
(3)	This award was fully vested on September 30, 2007.
(4)	This award was fully vested on October 19, 2008.
(5)	This award was fully vested on March 31, 2010.
(6)	This award was fully vested as of January 31, 2011.
(7)	Mr. Sims was awarded options to purchase 62,500 shares of common stock on August 25, 2010. This award vests 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years. This award will be fully vested as of August 25, 2014.
(8)	This award was fully vested as of August 25, 2012.
(9)	Mr. Sims was awarded options to purchase 125,000 shares of common stock on October 17, 2011. This awards vests 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years. This award will be fully vested as of October 17, 2015.

EXHIBIT A

GENERAL RELEASE

By signing this General Release (this “Release”) and accepting the severance being offered to Robert C. Sims (“you” or “You”) in the Separation Offer and General Release Letter Agreement to which this Release is an exhibit, you agree to waive, release, and forever discharge Crossroads Systems, Inc. (the “Company”) and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (collectively the “Released Parties” or “Releasees”), from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of your execution of this Release. “Claims,” “demands,” and “causes of action” include, but are not limited to, those based on contract, fraud, equity, tort, discrimination, sexual harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company’s Common Stock, claims for any additional shares of the Company’s Common Stock, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Texas Labor Code, and the Texas Commission on Human Rights Act, as such statutes may have been or may be amended from time to time.

You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Release includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Release. You understand and agree that if, hereafter, you discover facts different from or in addition to those which you now know or believe to be true, that the waivers and releases of this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact(s).

You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Release. You understand that nothing in this Release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. To the extent that you are still entitled to file an administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on your behalf after your filing of any administrative charge.

The only claims that this Release does not include are claims for the consideration offered for this Release and the business expenses for which you are entitled to reimbursement, and claims related to your continuing rights under the employment benefits plans of the Company (as applicable to you on the date of your separation from the Company), and any claims that controlling law clearly states may not be released by settlement.

Nothing in this Release shall constitute or be treated as an admission of any wrongdoing or liability on your part or on the part of the Company and/or the Released Parties. You acknowledge that you have been advised to consult with an attorney of your choosing prior to entering into this Release. You waive any right to written notice of termination from the Company that may have been contemplated or required pursuant to the Severance Benefit Plan you agreed to on February 11, 2002 (the “Severance Agreement”).

Nothing in this Release is intended to alter, modify or waive the Company’s and your continuing rights and obligations under the Company’s Confidentiality, Proprietary Information and Inventions Agreement or its Indemnity Agreement, each signed by you and each incorporated herein by this reference. You understand and agree that a breach of any continuing obligation contained in the above agreements shall also constitute a breach of this Release.

Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with the Company and/or your separation from the Company.

You acknowledge that you have until May 13, 2013 to consider this Release and that you received this Release on May 8, 2013. You must execute and deliver this Release to Richard K. Coleman, Jr. at the Company on May 13, 2013 (the “Delivery Deadline”). This Release will be deemed “delivered” to the Company when you have dated, signed and faxed or delivered it c/o Richard K. Coleman, Jr. at the Company’s office located at 11000 N. Mo-Pac Expressway, Austin, TX 78759, on or before 5:00 p.m. on the Delivery Deadline. Should you desire to fax the executed Release to the Company instead, you should use the following fax number: (512) 349-0304. This Release will become effective on the date the executed document is delivered to the Company.

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ROBERT C. SIMS

Dated:

ACCEPTED AND ACKNOWLEDGED:

CROSSROADS SYSTEMS, INC.

By:

Name:

Title:

Dated:

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